EXHIBIT 10.17

March 4, 2003

Mr. Charlie Denson

c/o Nike, Inc.

One Bowerman Drive

Beaverton, OR 97005

Dear Charlie:

This letter shall serve as an Amendment to your Covenant Not To Compete and Non-Disclosure Agreement between you as an employee and Nike dated March 26, 2001.

Sections 1(c) and 1(d) shall be amended to read as follows:

“(c)    Waiver of Non-Compete.  NIKE has the option to elect to waive all or a portion of the Restriction Period or to limit the definition of Competitor; provided, however, unless EMPLOYEE is terminated “for cause” (which shall only include continual and repeated neglect of duties and acts of dishonesty), any waiver of the Restriction Period must be with the consent of EMPLOYEE. In the event all or a portion of the Restriction Period is waived, NIKE shall not be obligated to pay EMPLOYEE for any period of time as to which the Covenant Not To Compete has been waived.

(d)    Additional Consideration.  As additional consideration for the covenant not to compete described above, should NIKE terminate EMPLOYEE’s employment and the Covenant Not To Compete is enforced, NIKE shall pay EMPLOYEE a monthly payment equal to one-twelfth (1/12) of EMPLOYEE’s then current Annual Nike Income (defined herein to mean base salary and annual Performance Sharing Plan bonus calculated at 100% of EMPLOYEE’s targeted rate) while the Restriction Period is in effect. If EMPLOYEE voluntarily terminates employment and the Covenant Not To Compete is enforced, NIKE shall pay EMPLOYEE a monthly severance payment equal to one-twenty-fourth (1/24) of EMPLOYEE’s last monthly Annual Nike Income while the Restriction Period is in effect.

Mr. Charlie Denson

March 4, 2003

All other terms and conditions of the Covenant Not To Compete and Non-Disclosure Agreement shall remain in effect as originally agreed.

Sincerely,

/s/ PHILIP H. KNIGHT

Philip H. Knight President & CEO

ACKNOWLEDGED AND AGREED to this 10 day of March, 2003.

/s/ CHARLIE DENSON

Charlie Denson